EXHIBIT 99

September 15, 2005 08:30 AM ET

CRSI GROUP, INC. ANNOUNCES NATIONAL AND INTERNATIONAL
APPOINTMENTS OF DIRECTORS

CRSI GROUP INC (CRSX)


NEW YORK, Sept. 15, 2005 (PRIMEZONE) -- CRSI Group, Inc. (Pink Sheets: CRSX) announced today the appointment of five board members, three senior executives as independent directors and two members of CRSI Group, Inc. executive management. All five have many years of successful experience in executive healthcare management, government and corporate finance.
The five directors are, Messrs. Frank Corvino, Gerald Malone, Theodore
F. di Stefano, Ytzik Aranov and Michael Mills. Messrs. Corvino, Malone and di Stefano will be "Independent Directors," as defined in the Rules of the Securities and Exchange Commission.

"We are both honored and thrilled to welcome Frank, Gerald and Ted as well as Ytzik and Michael to our Board of Directors and are excited about the perspective they will add as a result of their extensive and highly successful business, government and healthcare experience," said Jeremy
P. Feakins, CRSI Chairman of the Board and Chief Executive Officer.

Mr. Corvino is Chief Executive Officer of Greenwich Hospital, Greenwich, Connecticut USA and Executive Vice President of the Yale New Haven Health System. He is a senior healthcare executive with 25 years experience in Health System Strategic Planning and Financial Management. Mr. Corvino has direct experience as a Senior Executive of hospital and healthcare operations including walk-in centers, nurse registry, for-profit pharmacy, and a hospital real estate company.

Gerald Malone is a lawyer by profession and was the British Minister for Health in Prime Minister John Major's government from July 1994 to May 1997. Mr. Malone was Member of Parliament for Winchester, Great Britain from 1992 to 1997. He now serves as a non-executive/independent Director on boards of companies in the healthcare and financial services sector in the UK and USA.

Mr. di Stefano is an experienced corporate finance professional and is the founder and former principal of a large CPA firm. He has successfully owned many businesses. Some of the businesses that he has owned include banking, mortgage banking, manufacturing, and nursing and rehab centers. He is the author of "You Can Buy a Business" and is a frequent contributor to E-Commerce Times (circulation over 1.5 million) and has contributed to Hoover's Online.

CRSX also announced that two members of its executive management have joined the Board of Directors: Ytzik Aranov, Senior Vice President of International Operations for CRSX's subsidiary, Care Recruitment Solutions International, Inc., and Michael Mills, FCA, Managing Director of CRS Europe.

Mr. Aranov is an experienced finance and operations professional with extensive experience in executive operational roles, corporate strategic planning, corporate finance, strategic alliances, globalization strategy, and forming new ventures in a number of industries including healthcare. He has consulted and restructured strategy and operations for Fortune 100 companies, and has held senior-level positions at Coopers & Lybrand, P.C., A.T. Kearney, Inc., Richard Eisner & Co., Motorola, Inc., and Wellfleet Partners, Inc.

Mr. Mills is a fellow of the Institute of Chartered Accountants of England and Wales and is an experienced senior corporate executive with significant experience in both large multinational corporations and in young dynamic companies. His career has covered several sectors including technology, engineering, service and distribution, paper & packaging, food and textiles and includes five years as director of a major private equity firm. Recent positions include Chairman of a UK public company specializing in software products and CEO of a UK public company in the healthcare equipment sector. He is also an independent director of several other companies.

About CRSI

CRSI Group, Inc. ("CRSX" or "the Company") operates through Care Recruitment Solutions International, Inc ("CRSI") and the World Nursing Corps. ("WNC)

CRSI is an international nurse and medical personnel staffing and recruiting company focused on the sourcing and placement of foreign-trained nurses, health caregivers and other medical personnel for U.S. hospitals and other health care facilities. CRSI sources quality fully trained and experienced nurses and other medical staff from selected foreign countries and qualifies them in the UK for employment primarily for the nursing profession in the USA. While completing their training and taking the U.S. Nurse Licensing Exam (NCLEX-RN) in the UK and completing immigration formalities, CRSI utilizes the services of these nurses through CRSI-owned nursing and care staffing agencies in the UK, thus generating immediate revenues for the Company.
CRSI's international headquarters are located in New York, New York, USA, and its European Headquarters and Operations Center are located in London, UK.

World Nursing Corps ("WNC"), a wholly-owned subsidiary of CRSI, is a global, nurse immigrant total resource and support organization providing a compassionate support system for WNC Member Nurses placed in a new country. Free membership in WNC is limited to staff that passes through CRSI's recruiting process and have been approved and placed in a position in the USA or any other country. Other levels of membership are available to all nurses and medical personnel worldwide for a token membership fee. Through the WNC Partner Program, WNC offers a range of services to nurses including goods, services and financial products such as mortgages, car loans, branded credit card, insurance as well as managing domestic arrangements for immigrant nurses and their families when relocating to a foreign country. World Nursing Corps is headquartered in New York City, with European offices planned for Geneva and London, UK.

For more information about CRSX please visit our website at:

http://www.carerecruitmentsolutions.com/

Note: This press release contains certain "forward-looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995, and information relating to the Company and its subsidiaries that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Management's expectations regarding the future may prove to be inaccurate, due to factors beyond Management's control, such as competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, the schedule of product intro-ductions and acceptance, technological change and changes in industry practices. Should any one or more of these risks or uncertainties materialize, or should any assumption underlying Management's forward-looking statements prove incorrect, actual results may vary materially from those suggested in this press release.

CONTACT:  CRSI Group, Inc.
          Investor Relations:
          Robert Gartzman
          (561) 447-7177

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